June 2014 Pricing Sheet dated June 13, 2014 relating to Preliminary Pricing Supplement No. 1,452 dated June 3, 2014 Registration Statement No. 333-178081 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
Jump Securities due June 20, 2016 Based on the Performance of the Common Stock of Apple Inc.
Principal at Risk Securities
PRICING TERMS – JUNE 13, 2014
Issuer:	Morgan Stanley
Issue price:	$10 per security
Stated Principal Amount:	$10 per security
Pricing date:	June 13, 2014
Original issue date:	June 18, 2014 (3 business days after the pricing date)
Maturity date:	June 20, 2016
Valuation date:	June 15, 2016, subject to postponement for non-trading days and certain market disruption events
Underlying shares:	Common stock of Apple Inc. (“Apple Stock”)
Aggregate principal amount:	$9,951,550
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + the upside payment
If the final share price is less than or equal to the initial share price:
$10 × share performance factor
Under these circumstances, the payment at maturity will be less than the stated principal amount of $10 by an amount that is proportionate to the full percentage decrease in the price of Apple Stock over the term of the securities.  You may lose your entire initial investment in the securities.

Share percent change:	(final share price – initial share price) / initial share price
Upside payment:	$3.00 per security (30.00% of the stated principal amount).
Share performance factor:	final share price / initial share price
Initial share price:	$91.28, which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting Apple Stock
CUSIP / ISIN:	61761S422 / US61761S4223
Listing:	The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

Estimated value on the pricing date:	$9.567 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$10	$0.225	$9.775
Total	$9,951,550	$223,909.88	$9,727,640.12
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each security they sell.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and  “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Securities—Use of proceeds and hedging” in the accompanying preliminary pricing supplement.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 1,452 dated June 3, 2014
Prospectus Supplement dated November 21, 2011
Prospectus dated November 21, 2011

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.